Exhibit 99.1

SLC Student Loan Trust-I Commences Offer to Purchase and Consent
Solicitation for its Series 2002-1 and Series 2002-2 Student Loan Asset-Backed Notes
due 2035

        Stamford, Connecticut, April 5, 2005—The Student Loan Corporation, as administrator of SLC Student Loan Trust-I (the “Trust”), announced today that the Trust commenced an offer to purchase and consent solicitation with regard to any and all of its outstanding Series 2002-1 and Series 2002-2 Student Loan Asset-Backed Notes due 2035 (CUSIP Nos. 78440W-AA-1, 78440W-AB-9, 78440W-AC-7, 78440W-AD-5, 78440W-AE-3, 78440W-AF-0, 78440W-AG-8, 78440W-AH-6, and 78440W-AJ-2) (the “Notes”). The current aggregate outstanding principal amount of the Notes is $373,050,000.

        The offer to purchase will expire at 5:00 p.m., New York City time, on May 2, 2005, unless extended, while the consent solicitation, being offered in conjunction with the offer to purchase, will expire at 5:00 p.m., New York City time, on April 18, 2005, unless extended.

        The total consideration to be paid to holders who tender their Notes and deliver their consents prior to 5:00 p.m., New York City time, on April 18, 2005 will be $1,001 for each $1,000 principal amount of Notes validly tendered, which includes a consent payment of $1.00 per $1,000 principal amount of Notes. Holders who validly tender their Notes after 5:00 p.m., New York City time on April 18, 2005 but prior to the expiration of the tender offer will receive $1,000 for each $1,000 principal amount of Notes validly tendered on or prior to the expiration date. Holders who validly tender Notes will also be paid accrued and unpaid interest up to but not including the date of payment for the Notes.

        The purchase price for the Notes and the consent payment for Notes tendered on or before the expiration of the consent solicitation are expected to be paid promptly following the acceptance of the consents. The purchase price for the Notes tendered on or before the expiration date of the offer to purchase is expected to be paid promptly following the acceptance of the Notes tendered.

        Holders tendering their Notes will be deemed to have delivered their consent to certain proposed amendments to the indenture governing the Notes, which will allow the Trust to redeem any Notes that remain outstanding after the close of the offer. The Trust intends to redeem any outstanding Notes on the next applicable auction date which occurs not less than five business days after notice to the trustee of such redemption at a redemption price equal to the par value of such Notes, plus accrued and unpaid interest on such principal amount of Notes to, but not including, the redemption date.

        The terms of the offer to purchase and consent solicitation, including the conditions to the Trust’s obligations to accept the Notes tendered and consents delivered and to pay the purchase price and consent payments, are set forth in the Trust’s offer to purchase and consent solicitation statement, dated April 5, 2005. The offer is subject to certain conditions, including the receipt of a majority in aggregate principal amount of each class of outstanding Notes, the execution of the supplemental indentures and The Student Loan Corporation having contributed to the Trust funds borrowed under its existing credit lines sufficient to pay the total consideration with respect to all Notes. The Trust may amend, extend or terminate the offer to purchase and consent solicitation at any time in its sole discretion without making any payments with respect thereto.

        Citigroup Global Markets Inc. is the dealer manager for the offer to purchase and the solicitation agent for the consent solicitation. Questions or requests for assistance may be directed to Citigroup Global Markets Inc. (telephone: (212) 723-6106 or toll-free at (866) 558-3745. Requests for documentation may be directed to Global Bondholder Services Corporation, the information agent (telephone: (866) 470-3800).

        This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes. That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement.

        This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Trust’s plans to consummate an offer to purchase and consent solicitation with respect to the Notes. These statements are based upon the current expectations and beliefs of the Trust’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Trust’s control and the risk factors and other cautionary statements discussed in the Trust’s filings with the Securities and Exchange Commission.

      About Student Loan Trust-I

        The sole business of the Trust is to issue the Notes and use the proceeds to purchase a portfolio of student loans. These Notes are issued by the Trust and backed by student loans first transferred by The Student Loan Corporation to SLC Student Loan Receivables I, Inc., and then by SLC Student Loan Receivables I, Inc. to the Trust. The Student Loan Corporation services the loans on behalf of the Trust and provides administrative services to the Trust. Payments received in respect of the students loans owned by the Trust are used to make payments on the Notes.

        The Trust is a Delaware statutory trust. Its principal executive offices are located at 750 Washington Boulevard, Ninth Floor, Stamford, CT 06901. Its phone number is (203) 975-6112.